Exhibit 10.1

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (the “Agreement”) is made and entered into by and between Verde Bio Holdings, Inc. with an address of 5750 Genesis Ct. , Suite 220B, Frisco, Texas 75034 (hereinafter referred to as “Buyer”), and __________________________ with an address of _________________________________, (hereinafter referred to as “Seller”).  Buyer and Seller are sometimes referred to below individually as a “Party” or collectively as the “Parties”; and

WHEREAS, Seller owns or has the right to sell the mineral & royalty interests described on Exhibit “A” attached hereto and made a part hereof.

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, those certain interests in oil and gas leases that are defined and described as “Properties” hereinbelow, subject to and on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements contained herein and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, Buyer and Seller agree as follows:

Subject to the terms, conditions and provisions of this Agreement, Seller agrees to sell, assign and convey to Buyer an undivided 100% of Seller’s right, title and interest in and to Seller’s oil, gas and other mineral rights in and to the Properties more specifically described on the attached Exhibit A (“the Properties”) including but not limited to oil royalty, gas royalty, overriding royalty interest, mineral interest and other similar interests which may be produced from said oil, gas and mineral leases and lands1.

Terms of this transaction are as follows:

1. The purchase price is $325,000.00 in cash, subject to adjustment due to revenue review and title review as mutually agreed upon by Buyer and Seller.

2. The closing shall occur on or before February 11, 2022, (the "Closing Date") Prior to the Closing Date Buyer will have the exclusive right to conduct its review of the Properties, including title.  As a condition to the Transaction, Buyer must be fully satisfied, in its sole and absolute discretion, with the results of its due diligence investigation. Buyer’s sole remedy for any alleged breach of this agreement, including but not limited to failure of title to one or more of the Properties, shall be termination of this agreement.  If additional title review is required by the terms of this Agreement, the Closing Date may be extended without amendment by not more than 14 days to accommodate delays attributable to title review.

1 The description of the Properties on Exhibit “A” is subject to change pending the Parties verification of title thereto.

3. Seller represents that as of the Closing Date, the Properties are free and clear of any and all known liens, mortgages and encumbrances created by Seller. All known mortgages, liens or encumbrances created by Seller which affect the Properties will either be released or paid-off by Seller on or before the Closing Date.

4. On the Closing Date, Seller shall execute and deliver to Buyer, and Buyer shall receive, one or more instruments of conveyance.  Such Conveyance of Mineral and Royalty Interest may be hand delivered, or made by Certified U.S. mail or Federal Express (FedEx) to the Buyer.

5. Seller shall, upon the reasonable request of the Buyer, execute and deliver all deeds, transfer orders, division orders, letters-in-lieu, curative documents and such other documents as our reasonably necessary to carry out the purposes of this Agreement whether before or after the Closing Date. Seller shall also execute any other conveyance documents as required by Buyer, to the satisfaction of Buyer, or its assigns, in the performance of this Agreement and in order to close on the Properties by the Closing Date.

6. Buyer asserts that it is an “accredited investor” within the meaning of Rule 501 under the Securities Act of 1933, as amended. Buyer is financially able to bear the economic risks of acquiring the Properties, including the risk of total investment loss and understands the illiquid nature of this asset class. Buyer is a sophisticated buyer and has such knowledge and experience in the purchase and sale of mineral and royalty interests so as to be capable of evaluating the merits and risks of and making an informed business decision with regard to the acquisition of said purchased interests.

7. The Effective Date of said transaction shall be Production Effective Date of December 1, 2021. Buyer shall be entitled to all revenue from production from the Properties occurring on or after the Effective Date.

8. Buyer reserves the option and right to assign this PSA to another Buyer controlled entity to fulfill the obligations and receive the benefits of this agreement with Seller.

9. Prior to the Closing Date or termination of this Agreement, Seller shall not offer the Property for sale to any person or entity, or accept or negotiate any offer to purchase by any person, entity, or other party.

10. All notices given by Buyer to Seller or by Seller to Buyer, shall be in writing and shall be deemed delivered when actually received, or, if earlier and whether or not actually received, (i) if delivered by courier or in person, when left with any person at the address reflected below, if addressed as set forth below, (ii) if by overnight courier service (such as, by way of example but not limitation, U.S. Express Mail or Federal Express) with instructions for delivery on the next business day, one (1) business day after having been deposited with such courier, addressed as reflected below, and (iii) if delivered by mail, three days after deposited in a Post Office or other depository under the care or custody of the United States Postal Service, enclosed in a wrapper with proper postage affixed (as a certified or registered item, return receipt requested). The addresses of the Parties are the address set out in this Agreement.

11. This Agreement shall be governed by the laws of the State of Texas, without regard to its conflict of law principles. All disputes arising from or relating to this Agreement shall be adjudicated in a state district court sitting in Denton County, Texas, and each Party hereby consents to such court's jurisdiction and to such venue.

12. This Purchase and Sales Agreement and the rights, duties and obligations represented hereby shall be binding upon the seller hereto, their respective heirs, administrators, executors, representatives, successors and assigns.

ACCEPTED AND AGREED TO, this 8th day of February, 2022

SELLER

______________________________

______________________________

Its:

BUYER

Verde Bio Holdings, Inc.

By: Scott A. Cox, CEO

Exhibit “A” Lands

Exhibit “A” attached to and made part of that certain Purchase and Sale Agreement for purchase of mineral and royalty interests dated February 9, 2022 by and between Verde Bio Holdings, Inc. (“Buyer”) and ____________________ (“Seller”).

An undivided ~35% of all of Seller’s right, title, and interest in the following:

NE/4 and NE/4 NW/4 of Section 29, Block 32, T1N

Legal Description:

(NE/4 NW/4) Northeast Quarter of the Northwest Quarter and (N/2 NE/4) North Half

of the Northeast Quarter of Section 29, Block 32, Township 1 North, T&P Ry. Co.

Survey, Abstract 142, in Howard County, Texas, containing 120.00, more or less; and

(SE/4 NE/4) Southeast Quarter of the Northeast Quarter of Section 29, Block 32,

Township 1 North, T&P Ry. Co. Survey, Abstract 142, in Howard County, Texas,

containing 40.00, more or less; and

(SW/4 NE/4) Southwest Quarter of the Northeast Quarter of Section 29, Block 32,

Township 1 North, T&P Ry. Co. Survey, Abstract 142, in Howard County, Texas,

containing 40.00, more or less.

Well List

CARROLL SOUTH 17E 1HG	42-227-41121	0.0015625
CARROLL SOUTH 17F 2HK	42-227-41122	0.0015625
CARROLL SOUTH 17G 3HG	42-227-41123	0.0015625
CARROLL SOUTH 17X 4HK	42-22741115	0.0015625
ETHERIDGE 29 1	42-22737866	0.01
ETHERIDGE 29 2902G	42-22738632	0.01

All information above to be verified in Due Diligence and is subject to change.